Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

October 22, 2009	Contact: Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS:
Profit Improvement Initiatives Lead to Operating Margin Improvement, and Strong Cash Flow Used to Repay Debt
Third Quarter Highlights:
•	Diluted Earnings Per Share (“DEPS”) were $0.37 for the third quarter of 2009, which included expenses for profit improvement initiatives, non-recurring items, impairment charges and the related income tax effect that reduced DEPS by $0.24. Excluding these items, DEPS would have been $0.61.

•	Profit improvement projects continue to be implemented on schedule and resulted in operating margin improvement compared to the second quarter of 2009.

•	Cash provided by operating activities exceeded $55 million for the quarter, including more than $15 million as a result of inventory reductions.

•	Debt was reduced by $57 million, due to net repayments of $64 million which were partially offset by the unfavorable effect of changes in foreign currency exchange rates.
QUINCY, IL (October 22, 2009) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and operating income for the three months ended September 30, 2009 were $428.8 million and $31.9 million, respectively, and net income and diluted earnings per share were $19.4 million and $0.37, respectively. For the nine-month period of 2009, revenues were $1,327.4 million and the Company generated an operating loss of $169.7 million and a net loss of $202.4 million, or $3.90 on a per share basis. The three and nine-month periods ended September 30, 2009 included expenses totaling $15.8 million and $304.9 million, respectively, for profit improvement initiatives, nonrecurring expenses and impairment charges. These expenses coupled with the related income tax effect and discrete tax items reduced DEPS for the three and nine-month periods ending September 30, 2009 by $0.24 and $5.52, respectively.
CEO’s Comments Regarding Results
“During the third quarter, we continued to realize benefits from the restructuring and profit improvement initiatives we have implemented to date,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “As a result of our aggressive integration efforts, the operating margin for the CompAir business was comparable to that of the overall Industrial Products Group, excluding profit improvement initiatives and other nonrecurring charges. I am very pleased with the improvement in the operating margin attained by the Industrial Products Group in the third quarter of 2009 compared to that of the second quarter of 2009, which exceeded our expectations. The Group was able to quickly respond to incremental demand from OEM customers and realized some benefit from its cost reductions earlier than previously planned.

“The Engineered Products Group completed the consolidation of production facilities in Tulsa, Oklahoma and the integration of the Puchheim and Memmingen, Germany manufacturing operations. We were able to accelerate the relocation of certain manufacturing cells from Sheboygan, Wisconsin to Monroe, Louisiana, mainly due to the outstanding training support provided by the state of Louisiana, which has been integral to the success of this project.
“We plan to complete the closure of manufacturing operations in Gloucester, U.K. in the fourth quarter of 2009 and Sheboygan in the first quarter of 2010. Upon the completion of these projects, we will have closed seven facilities, reduced manpower by approximately 1,600 people and reduced our costs by approximately $70 million on an annualized basis. We believe approximately $40 million of these savings will be reflected in operating income in 2009 and an additional $25 million in 2010. We have implemented our standard information systems at 5 locations this year and undertaken lean training and process improvements at every one of our facilities. We believe these actions will help us realize our objective to create a leaner organization while maintaining our ability and capacity to satisfy increases in end market demand when macroeconomic conditions improve.
“Our efforts to streamline operations and reduce costs remain on track. Our internal goals of innovation and velocity require that we concentrate our efforts on the needs of our customers, while continuing to lean our processes and reduce costs through profit improvement initiatives. We believe our efforts will result in greater manufacturing flexibility, allowing us to respond quickly to changes in customers’ requirements with shorter lead times and innovative products. Our efforts to become a leaner organization have contributed to lead-time and inventory reductions. Inventory turnover improved slightly in the third quarter of 2009 compared to the second quarter of 2009, despite an inventory build-up for large shipments planned for the fourth quarter by the Engineered Products Group.
“Compared to the second quarter of 2009, orders for industrial products in the third quarter increased in all regions of the world, with the greatest recovery on a percentage basis occurring in Europe. The most significant recovery in demand occurred for OEM products, which benefited both the Industrial Products Group and the Engineered Products Group. We believe this improvement is more a reflection of the replenishment of customers' inventory from unusually low levels rather than increases in end-user demand. We also received increased orders for petroleum products in the third quarter of 2009, as a result of our ability to meet customers’ requirements for quick deliveries of drilling pumps destined for international locations, and increased demand for well servicing pumps and related aftermarket products as a result of reduced surplus inventory in the field.
“Compared to the third quarter of 2008, orders in the third quarter of 2009 reflected the deterioration in global demand that has been experienced since late 2008, consistent with reduced rates of industrial production and capacity utilization and lower demand for petroleum products as a result of lower energy prices.

Outlook
Mr. Pennypacker stated, “Our visibility into future order trends is still rather limited. We believe that demand for our industrial products tends to correlate with the level of manufacturing, as measured by capacity utilization. The significant contraction in manufacturing capacity utilization in the U.S. and Europe since the fourth quarter of 2008 resulted in lower demand for capital equipment, such as blowers and compressor packages, and for aftermarket services as existing equipment remains idle. U.S. capacity utilization improved in the third quarter of 2009, from 68.3 percent in June to 70.5 percent in September, which we believe indicates a slightly more positive environment for aftermarket services for industrial equipment, but capacity utilization has not increased sufficiently to warrant capital investments by manufacturing companies. As a result of our expectation for a slow economic recovery, we anticipate demand for industrial products to remain relatively flat for the remainder of 2009 and we continue to remain cautious in our outlook. When demand begins to recover, we expect to initially see increased orders for aftermarket parts and shorter lead-time products that are more susceptible to swings in the economy, such as those that serve light industry and Class 8 trucks. At this point, we have not yet seen signs of that demand improving but feel that it will remain stable.
“Revenues for Engineered Products depend more on existing backlog levels than revenues for Industrial Products. Our current outlook assumes that several large orders for Engineered Products are shipped in the fourth quarter of 2009, including approximately $15 million in loading arms destined for South America and $15 million in engineered packages for tar sands projects in Canada. At present, primarily as a result of a lower rig count in North America and reduced prices for natural gas, demand for petroleum products is significantly less than the comparable period in 2008. We are uncertain how long orders for petroleum products will remain at these lower levels.”
Mr. Pennypacker stated, “Based on the uncertain economic outlook, our existing backlog and cost reduction plans, we are projecting the fourth quarter DEPS to be in a range of $0.61 to $0.65. Profit improvement projects and other potential initiatives will continue to be implemented in the fourth quarter of 2009. Accordingly, we may record additional profit improvement charges and non-recurring items totaling approximately $5 million in the fourth quarter of 2009 related to potential and in-process initiatives. Actual profit improvement costs incurred in the fourth quarter of 2009 will depend on, among other things, the economic climate and the availability of government-funded incentives to partially offset the cost of relocating equipment and personnel. Excluding profit improvement costs, the fourth quarter DEPS is expected to be in a range of $0.68 to $0.72. The effective tax rate assumed in the DEPS guidance for the fourth quarter of 2009 is 30 percent.
“The full-year 2009 net loss per share is expected to be in the range of $3.29 to $3.25. This projection includes estimated profit improvement costs (primarily consisting of severance expenses), non-recurring items, impairment charges and non-cash tax items totaling $5.59 per share. Full-year 2009 DEPS, adjusted to exclude profit improvement costs, non-recurring items, impairment charges and all non-cash tax items, are expected to be in a range of $2.30 to $2.34.”

Mr. Pennypacker noted, “The Company continued to reduce net working capital during the third quarter, enhancing cash flow provided by operating activities. In the third quarter, cash provided by operating activities exceeded $55 million, including more than $15 million as a result of inventory reductions. This cash was used to repay $64 million of net debt. On a year-to-date basis, cash provided by operating activities was $148 million, of which $55 million was a result of inventory reductions. For the nine-month period of 2009, net debt repayments have totaled $135 million. We expect this trend to continue through the remainder of 2009, which should result in further reductions in debt and position the Company to make acquisitions, should the appropriate opportunities become available.”
The Company invested approximately $34.8 million in capital expenditures during the nine-month period of 2009, compared to $28.9 million in the same period of 2008. Capital expenditures in the nine-month period of 2009 include the second quarter purchase of a manufacturing facility previously leased by a CompAir subsidiary. Depreciation and amortization expense increased to $51.4 million for the nine months ended September 30, 2009, compared to $44.7 million in the same period of 2008, primarily due to the acquisition of CompAir in October 2008. The Company expects capital spending to be approximately $50 million to $55 million in 2009.
Revised Reportable Segment Composition
Effective January 1, 2009, the Company reorganized its five former operating divisions into two major product groups: the Industrial Products Group and the Engineered Products Group. The Industrial Products Group includes the former Compressor and Blower Divisions, plus the multistage centrifugal blower operations formerly managed in the Engineered Products Division. The Engineered Products Group is comprised of the former Engineered Products, Thomas Products and Fluid Transfer Divisions. These changes were designed to streamline operations, improve organizational efficiencies and create greater focus on customer needs.
The 2008 reportable segment results included in this press release have been recast to conform to the current presentation. The Company furnished unaudited selected pro forma segment results for each quarter of the year ended December 31, 2008 and for the years ended December 31, 2008, 2007 and 2006 in a Current Report on Form 8-K to the Securities and Exchange Commission on April 23, 2009.
Intangible Asset Impairment
Under generally accepted accounting principles in the U.S. (“GAAP”), the Company is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate an impairment may have occurred. An impairment assessment under GAAP requires that the Company consider, among other factors, differences between the current book value and estimated fair value of its net assets, and comparison of the estimated fair value of its net assets to its current market capitalization. During the nine-month period of 2009, as a result of the significant decline in order rates for the Industrial Products segment, the uncertain outlook regarding when such order rates might return to levels and growth rates experienced in recent years and the decline in the price of the

Company’s common stock as of March 31, 2009, the Company determined that an impairment was appropriate and recorded charges totaling $263.6 million. These non-cash charges did not affect the Company’s liquidity, compliance with debt covenants or cash provided by operating activities.
Third Quarter Results
Revenues decreased $51.5 million (11 percent) to $428.8 million for the three months ended September 30, 2009, compared to the same period of 2008. Industrial Products segment revenues and orders increased 4 percent and 5 percent, respectively, for the three-month period of 2009 compared to the same period of 2008, primarily due to the effect of the CompAir acquisition, largely offset by the reduced demand as a result of the economic slowdown and unfavorable changes in foreign currency exchange rates.
Engineered Products segment revenues decreased 27 percent for the three months ended September 30, 2009, compared to the same period of 2008, primarily due to lower volume in most product lines and unfavorable changes in foreign currency exchange rates. Orders for Engineered Products decreased 40 percent in the third quarter, compared with the same period of 2008, due to lower demand for most product lines and unfavorable changes in foreign currency exchange rates. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit decreased $15.2 million (10 percent) to $135.2 million for the three months ended September 30, 2009, compared to the same period of 2008, primarily as a result of volume reductions and unfavorable product mix. Gross margins increased to 31.5 percent in the three months ending September 30, 2009, from 31.3 percent in the same period of 2008 and 29.9 percent in the second quarter of 2009, due to the benefits of operational improvements and cost reductions, despite the offset attributable to the loss of volume leverage and fixed cost absorption as production levels declined.
Selling and administrative expenses increased $9.6 million to $89.9 million in the three-month period ended September 30, 2009, compared to the same period of 2008, primarily due to an increase in expenses attributable to acquisitions ($21.7 million), partially offset by cost reductions ($9.3 million), including lower compensation and benefit expenses, and favorable changes in foreign currency exchange rates ($2.8 million). As a percentage of revenues, selling and administrative expenses increased to 21.0 percent for the three-month period ended September 30, 2009, compared to 16.7 percent for the same period of 2008, primarily as a result of the reduced leverage resulting from lower revenues.
Operating income, as adjusted to exclude the net impact of expenses incurred for profit improvement initiatives, non-recurring items and impairment charges (“Adjusted Operating Income”) for the three-month period ended September 30, 2009 was $47.7 million. DEPS, as adjusted for the impact of profit improvement initiatives, non-recurring items and impairment charges (“Adjusted DEPS”) for the three-month period ended September 30, 2009 were $0.61. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both financial measures that are not in accordance with GAAP. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in determining management compensation.
Adjusted Operating Income for the Industrial Products segment in the third quarter of 2009 was $17.4 million and segment Adjusted Operating Income as a percentage of revenues was 6.7 percent. The segment operating income(1), as reported under GAAP, for the Industrial Products segment for the three months ended September 30, 2009 was $7.3 million. Segment operating margin was impacted by costs associated with profit improvement initiatives, impairment charges and non-recurring expenses, which reduced segment operating income by $10.1 million and segment operating margin by 3.9 percentage points, as well as unfavorable mix. Financial results of acquisitions completed in 2008 increased segment Adjusted Operating Income by $7.0 million. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Engineered Products segment for the third quarter of 2009 was $30.3 million and segment Adjusted Operating Income as a percentage of revenues was 17.8 percent. Segment operating income(1), as reported under GAAP, for the Engineered Products segment for the three months ended September 30, 2009 was $24.6 million and segment operating margin(1) was 14.4 percent, compared to $37.3 million and 16.0 percent, respectively, in the same period of 2008. Segment operating margin was impacted by costs associated with profit improvement initiatives and non-recurring expenses, which reduced segment operating income by $5.7 million and segment operating margin by 3.4 percentage points, and the volume reduction and unfavorable mix. See the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes and effective tax rate were $7.1 million and 26.7 percent, respectively, in the three months ended September 30, 2009 compared to $17.2 million and 33.2 percent, respectively, in the same period of 2008. The year-over-year reduction in the effective tax rate reflects lower tax costs related to cash repatriation activities.

Net income for the three months ended September 30, 2009 decreased $15.2 million (44 percent) to $19.4 million, compared to $34.6 million in the same period of 2008. The year-over-year decline was primarily due to costs associated with the profit improvement initiatives, impairment charges and volume reductions.
Nine Month Results
Revenues in the nine-month period of 2009 decreased $166.7 million (11 percent) to $1,327.4 million, compared to $1,494.1 million in the same period of 2008. This decrease was attributed to lower volume in most product lines and unfavorable changes in foreign currency exchange rates, partially offset by the incremental effect of acquisitions.
Gross profit decreased $73.2 million (15 percent) to $406.3 million in the nine months ended September 30, 2009, compared to 2008, as a result of the lower revenue, unfavorable mix associated with the lower volume of petroleum pump shipments and unfavorable changes in foreign currency exchange rates. Gross margin decreased to 30.6 percent in the nine-month period of 2009, compared with 32.1 percent in 2008, due primarily to product mix and lower leverage of fixed and semi-fixed costs as production volume declined (see the Selected Financial Data Schedule at the end of this press release).
Selling and administrative expenses increased $14.4 million in the nine-month period of 2009 to $271.7 million, due primarily to acquisitions ($66.1 million), partially offset by cost reductions realized through integration initiatives, including reductions in compensation and benefit expenses, and changes in foreign currency exchange rates. As a percentage of revenues, selling and administrative expenses increased to 20.5 percent in the nine months ended September 30, 2009, from 17.2 percent in 2008, as a result of lower leverage as revenue declined, despite cost reductions realized.
Operating income decreased $374.7 million to a loss of $169.7 million in the nine-month period of 2009, compared to the same period of 2008, including impairment charges ($263.6 million), profit improvement initiatives and non-recurring items (totaling $41.3 million), reduced leverage due to lower revenue volume, and unfavorable product mix. These items were partially offset by cost reductions, including the effect of acquisition integration initiatives.
Operating income, as adjusted to exclude the impact of expenses incurred for profit improvement initiatives, non-recurring items and impairment charges (“Adjusted Operating Income”) for the nine-month period ended September 30, 2009 was $135.2 million and Adjusted Operating Income as a percentage of revenues was 10.2 percent. Adjusted DEPS for the nine-month period ended September 30, 2009 were $1.62. Costs associated with profit improvement initiatives and impairment expenses reduced operating income by $304.9 million and operating margin by 23.0 percentage points. Financial results of acquisitions increased Adjusted Operating Income by $5.7 million and reduced Adjusted Operating Income as a percentage of revenues by 2.3 percentage points. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.

The provision for income taxes was $14.4 million in the nine months ended September 30, 2009 compared to $56.3 million in the same period of 2008. The provision in 2009 reflected the reversal of deferred tax liabilities totaling $11.6 million associated with the impairment charges described above and, in the first quarter, expense of $8.6 million associated with the write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir and the reversal of an income tax reserve related to a prior acquisition and related interest totaling $3.6 million.
The Company generated a net loss of $202.4 million in the nine-month period of 2009, compared to net income of $135.1 million in the same period of 2008. On a per share basis, the Company generated a loss of $3.90 for the nine months ended September 30, 2009, compared to earnings of $2.52 for the same period of the previous year.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2008, and its subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and nine-month periods ended September 30, 2009 and 2008 follow.
Gardner Denver will broadcast a conference call to discuss results for the third quarter of 2009 on Friday, October 23, 2009 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.GardnerDenver.com) or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2008 revenues of approximately $2.0 billion, is a leading worldwide manufacturer of screw, vane and reciprocating compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.GardnerDenver.com).

(1)	Segment operating income (loss) (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income (loss) to consolidated operating income (loss) and consolidated income (loss) before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2009	2008	Change	2009	2008	Change

Revenues	$428,846	$480,310	(11)	$1,327,375	$1,494,092	(11)
Cost of sales	293,651	329,925	(11)	921,033	1,014,505	(9)

Gross profit	135,195	150,385	(10)	406,342	479,587	(15)
Selling and administrative expenses	89,946	80,343	12	271,699	257,330	6
Other operating expense, net	10,847	14,586	(26)	40,747	17,258	NM
Impairment charges, net	2,540	—	NM	263,605	—	NM

Operating income (loss)	31,862	55,456	(43)	(169,709)	204,999	NM
Interest expense	7,109	3,829	86	21,377	14,470	48
Other income, net	(1,738)	(237)	NM	(3,169)	(814)	NM

Income (loss) before income taxes	26,491	51,864	(49)	(187,917)	191,343	NM
Provision for income taxes	7,074	17,226	(59)	14,436	56,280	(74)

Net income (loss)	$19,417	$34,638	(44)	$(202,353)	$135,063	NM

Basic earnings (loss) per share	$0.37	$0.65	(43)	$(3.90)	$2.55	NM

Diluted earnings (loss) per share	$0.37	$0.65	(43)	$(3.90)	$2.52	NM

Basic weighted average number of shares outstanding	51,923	53,080		51,847	52,915

Diluted weighted average number of shares outstanding	52,217	53,608		51,847	53,571

Shares outstanding as of September 30	52,050	51,725

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	9/30/2009	6/30/2009	Change	12/31/2008

Cash and equivalents	$109,717	$120,484	(9)	$120,735
Accounts receivable, net	345,343	340,358	1	388,098
Inventories, net	239,173	249,809	(4)	284,825
Total current assets	749,140	778,082	(4)	857,564

Total assets	1,988,854	2,005,019	(1)	2,340,125

Short-term borrowings and current maturities of long-term debt	35,197	34,334	3	36,968
Accounts payable and accrued liabilities	311,952	305,104	2	360,414
Total current liabilities	347,149	339,438	2	397,382
Long-term debt, less current maturities	382,339	440,361	(13)	506,700

Total liabilities	953,069	1,012,519	(6)	1,141,377

Total stockholders’ equity	$1,035,785	$992,500	4	$1,198,748

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2009	2008	Change	2009	2008	Change
Industrial Products Group

Revenues	$258,525	$247,827	4	$762,679	$763,208	—
Operating income (loss)	7,306	18,164	(60)	(261,750)	72,524	NM
% of revenues	2.8%	7.3%		(34.3%)	9.5%
Orders	242,633	231,589	5	700,919	757,285	(7)
Backlog	211,015	203,408	4	211,015	203,408	4

Engineered Products Group

Revenues	170,321	232,483	(27)	564,696	730,884	(23)
Operating income	24,556	37,292	(34)	92,041	132,475	(31)
% of revenues	14.4%	16.0%		16.3%	18.1%
Orders	170,244	281,448	(40)	469,398	779,878	(40)
Backlog	237,035	387,342	(39)	237,035	387,342	(39)

Reconciliation of Segment Results to Consolidated Results

Industrial Products Group operating income (loss)	$7,306	$18,164		$(261,750)	$72,524
Engineered Products Group operating income	24,556	37,292		92,041	132,475

Consolidated operating income (loss)	31,862	55,456		(169,709)	204,999
% of revenues	7.4%	11.5%		(12.8%)	13.7%
Interest expense	7,109	3,829		21,377	14,470
Other income, net	(1,738)	(237)		(3,169)	(814)

Income (loss) before income taxes	$26,491	$51,864		$(187,917)	$191,343

% of revenues	6.2%	10.8%		(14.2%)	12.8%

The Company evaluates the performance of its reportable segments based on operating income (loss), which is defined as income (loss) before interest expense, other income, net, and income taxes. Reportable segment operating income (loss) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income (loss) and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.
Effective January 1, 2009, the Company reorganized its five former operating divisions into two major product groups: the Industrial Products Group and the Engineered Products Group. The Industrial Products Group includes the former Compressor and Blower Divisions, plus the multistage centrifugal blower operations formerly managed in the Engineered Products Division. The Engineered Products Group is comprised of the former Engineered Products (excluding the multistage centrifugal blower operations), Thomas Products and Fluid Transfer Divisions. These changes were designed to streamline operations, improve organizational efficiencies and create greater focus on customer needs.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		%		%
	$ Millions	Change	$ Millions	Change
Industrial Products Group
2008 Revenues	247.8		763.2
Incremental effect of acquisitions	101.3	41	288.6	38
Effect of currency exchange rates	(6.0)	(2)	(38.4)	(5)
Organic growth	(84.6)	(35)	(250.7)	(33)

2009 Revenues	258.5	4	762.7	—

2008 Orders	231.6		757.3
Incremental effect of acquisitions	89.6	39	260.4	35
Effect of currency exchange rates	(6.4)	(3)	(35.8)	(5)
Organic growth	(72.2)	(31)	(281.0)	(37)

2009 Orders	242.6	5	700.9	(7)

Backlog as of 09/30/08	203.4
Incremental effect of acquisitions	79.6	39
Effect of currency exchange rates	0.6	—
Organic growth	(72.6)	(35)

Backlog as of 09/30/09	211.0	4

Engineered Products Group
2008 Revenues	232.5		730.9
Incremental effect of acquisitions	—	—	—	—
Effect of currency exchange rates	(5.0)	(2)	(32.8)	(4)
Organic growth	(57.2)	(25)	(133.4)	(19)

2009 Revenues	170.3	(27)	564.7	(23)

2008 Orders	281.4		779.9
Incremental effect of acquisitions	—	—	—	—
Effect of currency exchange rates	(4.0)	(2)	(26.6)	(3)
Organic growth	(107.2)	(38)	(283.9)	(37)

2009 Orders	170.2	(40)	469.4	(40)

Backlog as of 09/30/08	387.3
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	4.0	1
Organic growth	(154.3)	(40)

Backlog as of 09/30/09	237.0	(39)

Consolidated Revenues
2008	480.3		1,494.1
Incremental effect of acquisitions	101.3	21	288.6	19
Effect of currency exchange rates	(11.0)	(2)	(71.2)	(5)
Organic growth	(141.8)	(30)	(384.1)	(25)

2009	428.8	(11)	1,327.4	(11)

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		%	% of		%	% of
	$ Millions	Change	Revenues	$ Millions	Change	Revenues
Selling & Administrative Expenses
2008	80.3		17	257.3		17
Incremental effect of acquisitions	21.7	27	21	66.1	26	23
Effect of currency exchange rates	(2.8)	(3)		(16.8)	(7)
Other changes	(9.3)	(12)		(34.9)	(13)

2009	89.9	12	21	271.7	6	20

Adjusted Operating Income (2)
2008	70.1		15	223.6		15
Incremental effect of acquisitions	7.0	10	7	5.7	3	2
Effect of currency exchange rates	(0.7)	(1)		(5.6)	(3)
Other changes	(28.7)	(41)		(88.5)	(40)

2009	47.7	(32)	11	135.2	(40)	10

(2)	See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS.”

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME (LOSS) AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in determining management compensation.

	Three Months Ended			Nine Months Ended
	September 30, 2009			September 30, 2009
	Industrial	Engineered		Industrial
	Products	Products		Products	Engineered
	Group	Group	Consolidated	Group	Products Group	Consolidated

Operating income (loss)	$7,306	$24,556	$31,862	$(261,750)	$92,041	$(169,709)
% of revenues	2.8%	14.4%	7.4%	(34.3%)	16.3%	(12.8%)

Adjustments to operating income (loss):
Profit improvement initiatives (3)	7,410	5,176	12,586	25,613	14,592	40,205
Non-recurring expenses, net (4)	172	534	706	83	1,016	1,099
Impairment charges, net (5)	2,540	—	2,540	263,605	—	263,605

Total adjustments to operating income (loss)	10,122	5,710	15,832	289,301	15,608	304,909

Adjusted Operating Income	$17,428	$30,266	$47,694	$27,551	$107,649	$135,200
% of revenues, as adjusted	6.7%	17.8%	11.1%	3.6%	19.1%	10.2%

	Three Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2008
	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating income	$18,164	$37,292	$55,456	$72,524	$132,475	$204,999
% of revenues	7.3%	16.0%	11.5%	9.5%	18.1%	13.7%

Adjustments to operating income:
Profit improvement initiatives (3)	1,041	878	1,919	1,041	878	1,919
Non-recurring expenses, net (4)	2,064	1,906	3,970	4,110	3,795	7,905
Mark-to-market currency adjustments (6)	8,766	—	8,766	8,766	—	8,766

Total adjustments to operating income	11,871	2,784	14,655	13,917	4,673	18,590

Adjusted Operating Income	$30,035	$40,076	$70,111	$86,441	$137,148	$223,589
% of revenues, as adjusted	12.1%	17.2%	14.6%	11.3%	18.8%	15.0%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2009	2008	Change	2009	2008	Change

Diluted earnings (loss) per share	$0.37	$0.65	(43)	$(3.90)	$2.52	NM

Adjustments to diluted earnings (loss) per share:
Profit improvement initiatives (3)	0.18	0.02		0.55	0.02
Non-recurring expenses and other, net (4)	0.01	0.05		0.03	0.10
Impairment charges, net (5)	0.05	—		4.84	—
Mark-to-market currency adjustments (6)	—	0.11		—	0.11
Incremental cost of cash repatriation (7)	—	0.05		—	0.05
Non-cash income tax items (8)	—	—		0.10	—

Total adjustments to diluted earnings (loss) per share	0.24	0.23		5.52	0.28

Adjusted Diluted Earnings Per Share	$0.61	$0.88	(31)	$1.62	$2.80	(42)

(3)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs, and rationalize the Company’s manufacturing footprint.

(4)	Consists primarily of certain non-recurring retirement expenses, acquisition due diligence and certain integration costs and the effect of share dilution.

(5)	Includes charges for the impairment of goodwill and a certain trade name.

(6)	Mark-to-market adjustments for cash transactions and forward currency contracts on the British pound sterling (“GBP”) entered into to limit the impact of changes in the US dollar (“USD”) to GBP exchange rate on the amount of USD-denominated borrowing capacity that remained available on the Company’s new revolving credit facility following the completion of the CompAir Holdings Limited transaction.

(7)	The provision for income taxes in 2008 reflects incremental taxes of $2.7 million associated with cash repatriations.

(8)	Includes an $8.6 million ($0.17 per share) write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir, partially offset by the reversal of an income tax reserve and related interest totaling $3.6 million ($0.07 per share) associated with the completion of a foreign tax examination in the first quarter of 2009.